EXHIBIT 99.1

CONTACT:
Quinn Coburn
Vice President, Finance
(216) 676-2000

GrafTech Reports Fourth Quarter and Year Ended 2013 Results
Increases Savings Estimates for Previously Announced Rationalization Initiatives

PARMA, Ohio-February 27, 2014 - GrafTech International Ltd. (NYSE:GTI) today announced financial results for the fourth quarter and year ended December 31, 2013.

2013 Fourth Quarter Review

•	Net sales were $309 million, a decrease of 17 percent, compared to $371 million in the fourth quarter of 2012.

•
GrafTech reported a net loss of $(28) million, or $(0.21) per diluted share, versus net income of $29 million, or $0.21 per diluted share, in the same period of the prior year. Adjusted net income*, which excludes the impact of $33 million (net of tax) of rationalization and related charges and a $9 million (net of tax) pension mark-to-market accounting gain** in the fourth quarter, was a loss of $(4) million, or $(0.03) per diluted share. Adjusted net income* in the fourth quarter of 2012, excluding pension mark-to-market accounting charges, was $34 million, or $0.25 per diluted share.

•	EBITDA* (which excludes the impact of rationalization and related charges and the pension mark-to-market accounting gain) was $33 million as compared to $75 million in the prior year period.

2013 Full Year Review

•	Net sales were $1,167 million, a 7 percent decline compared to $1,248 million in 2012.

◦	Industrial Materials segment revenue was $909 million, a decrease of 11 percent compared to 2012.

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* Non-GAAP financial measures. See attached reconciliations.
** Represents mark-to-market accounting treatment of pension and other post-retirement expense. This adjustment does not remove the ongoing pension and other post-retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $4 million in 2012 and 2013.

EXHIBIT 99.1

◦	Engineered Solutions segment revenue was $257 million, representing record revenue for the third consecutive year and an increase of 16 percent compared to 2012.

•
GrafTech reported a net loss of $(27) million, or $(0.20) per diluted share, compared to net income of $118 million, or $0.84 per diluted share, in 2012. The 2013 net loss included $47 million (net of tax) of rationalization and related charges and a pension mark-to-market gain** of $9 million (net of tax), while 2012 net income included a pension mark-to-market accounting charge of $6 million (net of tax) and a non-cash discrete tax benefit of $10 million. Excluding these items, 2013 adjusted net income* was $10 million, or $0.08 per diluted share, compared with 2012 adjusted net income* of $113 million, or $0.81 per diluted share.

•	2013 EBITDA* was $144 million, as compared to $247 million in 2012. The decline was largely driven by lower realized pricing in our Industrial Materials segment.

Joel Hawthorne, Chief Executive Officer of GrafTech, commented, "We faced a number of challenges throughout 2013, primarily in a difficult market environment in our Industrial Materials segment. We are pleased with the progress we made as we navigated through this cyclically low period in our industry. We made several strategic decisions that allowed us to significantly improve our cost structure and enhance our global competitiveness. In our Engineered Solutions segment, we continued to provide innovative graphite solutions, which helped us achieve 16 percent growth and record sales. In response to difficult market conditions, we decreased headcount, froze salaries, and reduced discretionary expenses, working capital and planned capital expenditures. These actions have positioned us well going into 2014."

Summary of Key Actions in 2013

•
Announced global initiatives to significantly improve GrafTech's competitive position to drive operating efficiencies, global competitiveness and shareholder value, primarily in its Industrial Materials segment. These initiatives are now expected to be completed ahead of schedule, resulting in increased savings in 2014.

•	Reduced selling and administrative expense by 18 percent from prior year.

•	Implemented LEAN and procurement initiatives in 2013 expected to generate savings of $20 million or more in 2014.

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* Non-GAAP financial measures. See attached reconciliations.
** Represents mark-to-market accounting treatment of pension and other post-retirement expense. This adjustment does not remove the ongoing pension and other post-retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $4 million in 2012 and 2013.

EXHIBIT 99.1

•	Reduced working capital by $32 million compared to the prior year, primarily driven by decreases in inventory and accounts receivable.

•	Generated net cash provided by operating activities of $117 million versus $101 million in 2012.

•	Lowered capital expenditures by $41 million compared to 2012.

Update on Rationalization and Related Initiatives
It is now estimated that savings in 2014 will be $50 million, up from the previous estimate of $35 million. Thereafter, annualized savings are still expected to be approximately $75 million. In addition, overall costs of the initiatives are estimated to be lower than originally anticipated, down from $105 million to $100 million ($30 million of which is expected to be cash).

The Company now expects these initiatives, along with the completion of the wind-down agreement for third party supply of needle coke, to generate approximately $150 million of working capital improvements, up from the previous estimate of $100 million. Approximately $75 million is expected in 2014, with the remaining $75 million in 2015.

Industrial Materials Segment
The Industrial Materials segment’s net sales were $236 million in the fourth quarter of 2013, as compared to $310 million in the fourth quarter of 2012. The Industrial Materials segment had an operating loss in the fourth quarter of 2013 of $33 million, as compared to operating income of $39 million in the fourth quarter of 2012. Adjusted segment operating income* (which excludes the impact of rationalization and related charges and pension mark-to-market accounting) was $4 million in the fourth quarter of 2013 as compared to $44 million in the fourth quarter of 2012. The reductions in sales and operating income are largely due to lower graphite electrode and needle coke pricing.

Engineered Solutions Segment
Net sales for the Engineered Solutions segment increased 19 percent to $72 million in the fourth quarter of 2013 compared to $61 million in the fourth quarter of 2012. Higher sales in the Company’s advanced consumer electronics product offerings drove the increase.

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* Non-GAAP financial measures. See attached reconciliations.
** Represents mark-to-market accounting treatment of pension and other post-retirement expense. This adjustment does not remove the ongoing pension and other post-retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $4 million in 2012 and 2013.

EXHIBIT 99.1

Operating income for the Engineered Solutions segment was $7 million in the fourth quarter of 2013 versus $3 million in the same period in 2012. Adjusted segment operating income* was $4 million in the fourth quarter of 2013 versus $7 million in the same period in 2012. Despite solid growth in GrafTech’s advanced consumer electronics product line, operating income was negatively impacted by continued weakness in industrial sectors as well as start-up costs associated with added production capabilities to serve growing markets.

Mr. Hawthorne commented, "We’re pleased with our revenue growth in the Engineered Solutions business, which had record sales for both the quarter and for the full year. With 19 percent sales growth in the fourth quarter, we continue to see strong momentum in this segment and are excited about its growth prospects.”

Corporate
Total Company selling and administrative expenses were $24 million for the fourth quarter of 2013 (which included a pension mark-to-market accounting gain of $6 million) as compared to $38 million in the fourth quarter of 2012 (which included a pension mark-to-market accounting charge of $3 million). Excluding the pension mark-to-market accounting items in both periods, the year-over-year decrease was $6 million, or 16 percent, reflecting the aggressive actions that have been taken to reduce overhead expenses in this challenging environment.

Selling and administrative expenses were $111 million in 2013 (including a pension mark-to-market accounting gain of $6 million) compared to $146 million in 2012 (which included a pension mark-to-market accounting charge of $4 million). Excluding the pension mark-to-market accounting items, selling and administrative expenses were reduced in 2013 by $25 million, or 18 percent, to $117 million from $142 million in the prior year.

Research and development expenses were $2 million in the fourth quarter of 2013 (which included a pension mark-to-market accounting gain of $1 million) as compared to $4 million in the fourth quarter of 2012 (which included a pension mark-to-market charge of $1 million). Excluding the pension-related items, research and development expenses were $3 million in the fourth quarter in both 2013 and 2012.

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* Non-GAAP financial measures. See attached reconciliations.
** Represents mark-to-market accounting treatment of pension and other post-retirement expense. This adjustment does not remove the ongoing pension and other post-retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $4 million in 2012 and 2013.

EXHIBIT 99.1

Research and development expenses were $10 million in 2013 (including a pension mark-to-market accounting gain of $1 million) compared to $14 million in 2012 (which included a pension mark-to-market accounting charge of $1 million). Excluding the pension-related items, 2013 research and development expenses were $12 million compared to $13 million in 2012.

Interest expense was $9 million in the fourth quarter of 2013, slightly up from $8 million in the same period of the prior year.

Outlook
The global economic environment appears to be stabilizing and slightly improving. In its January 21, 2014 report, the International Monetary Fund (IMF) noted that global growth picked up in the second half of 2013. Expectations for global GDP growth in 2014 are now 3.7 percent, slightly higher than the IMF’s previous estimate. The IMF also noted that the EU is turning the corner from recession to recovery in 2014.

GrafTech’s global steel customers are generally optimistic about increased growth prospects in 2014. In the U.S., several of them anticipate improvement in non-residential construction, which generally leads to increases in demand in the electric arc furnace markets the Company serves. The steel environment in Europe, which comprises about 30 percent of GrafTech's electrode sales, also appears to be improving. The World Steel Association projects that steel consumption in Europe will increase by over 2 percent in 2014, the first increase in 3 years. On a global basis, the World Steel Association projects steel consumption, excluding China, will grow 3.5 percent year-over-year.

In this environment, electrode demand is expected to moderately improve. In addition, electrode prices are expected to continue to stabilize, with average electrode prices down approximately 8 percent from average prices in 2013. The results of GrafTech's rationalization initiatives are expected to significantly improve the cost structure of the Industrial Materials segment, which will drive improved profitability in 2014 and beyond.

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* Non-GAAP financial measures. See attached reconciliations.
** Represents mark-to-market accounting treatment of pension and other post-retirement expense. This adjustment does not remove the ongoing pension and other post-retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $4 million in 2012 and 2013.

EXHIBIT 99.1

The Company continues to expect strong revenue growth in its Engineered Solutions segment. For 2014, the Company expects revenue growth of approximately 15 to 20 percent primarily driven by its thermal management solutions for the advanced electronics markets and the launch of high temperature furnace system products for solar, LED, and consumer electronics. Average operating income margins are expected to be approximately 10 to 15 percent due to the majority of new product start-up costs having been completed. Operating income margins will be lower in the first quarter due to typical seasonality in its advanced consumer electronics business.

For the total Company, GrafTech is targeting 2014 EBITDA* to be in the range of $150 million to $180 million with the increase over 2013 primarily coming from rationalization and related initiatives, Engineered Solutions segment growth, and LEAN and procurement savings, offset by year-over-year pricing declines in the Industrial Materials segment.

The Company expects the first half EBITDA* to be in the range of $50 million to $65 million. In the second half of 2014, the Company expects improved profitability as a result of realizing the full impact of its rationalization and related initiatives and continued growth in its Engineered Solutions segment. The Company expects EBITDA* for the second half of 2014 to be in the range of $100 million to $115 million.

GrafTech is targeting cash flow from operations to be in the range of $130 million to $160 million, as Industrial Materials' inventory levels are reduced due to the rationalization initiatives and completion of the third party needle coke wind-down agreements.

Capital expenditures are expected to be in the range of $100 million to $110 million. In Industrial Materials, capital expenditures at the midpoint of the guidance range are expected to be $65 million, about $30 million of which will be invested in routine and scheduled maintenance at our needle coke facility. In our Engineered Solutions segment, we plan to invest approximately $40 million, of which over 60 percent will be growth capital to support new product development and commercialization.

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* Non-GAAP financial measures. See attached reconciliations.
** Represents mark-to-market accounting treatment of pension and other post-retirement expense. This adjustment does not remove the ongoing pension and other post-retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $4 million in 2012 and 2013.

EXHIBIT 99.1

In summary, the Company’s expectations for 2014 (excluding the impact of rationalization and related charges) are as follows:

($ millions except as noted)
Annual EBITDA*	$150 - $180
First half EBITDA*	$50 - $65
Second half EBITDA*	$100 - $115
Depreciation and amortization expense	~ $90
Overhead expense (selling and administrative, and research and development expenses)	$125 - $130
Interest expense	~ $37
Effective tax rate	~ 40%

For operating cash flow and capital expenditures, GrafTech anticipates the following:

($ millions)
Cash flow from operations	$130 - $160 (including $30 million of cash rationalization charges)
Capital expenditures	$100 - $110

Mr. Hawthorne concluded, “Our team recognized the significant challenges we would face in 2013 and took the right steps to address them and position GrafTech for long-term growth and profitability. Importantly, we have taken meaningful actions to strengthen our low-cost business model in Industrial Materials. We have built an advantaged, backward-integrated, low-cost business model, which positions us well to capitalize when the market environment improves. In Engineered Solutions, our diversification strategy is beginning to pay off by providing a sustainable base against tough steel industry cycles. We have a solid capital structure and will continue to leverage our business model and strategic advantages to drive long-term shareholder value.”

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.GrafTech.com, in the investor relations section. The earnings call dial-in number is 877-736-7716 for domestic and 706-501-7465 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.GrafTech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission (SEC) and other information available at www.GrafTech.com. This includes its annual report on Form 10-K for the period reported. The information in our website is not part of this release or any report we file or furnish to

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* Non-GAAP financial measures. See attached reconciliations.
** Represents mark-to-market accounting treatment of pension and other post-retirement expense. This adjustment does not remove the ongoing pension and other post-retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $4 million in 2012 and 2013.

EXHIBIT 99.1

the SEC. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statement, free of charge.

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy applications and latest generation electronics. GrafTech operates 20 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech employs approximately 3,000 people. For more information, call 216-676-2000 or visit www.GrafTech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook for 2014; future or targeted operational and financial performance; growth prospects and rates; the markets we serve; future or targeted profitability, cash flow, liquidity, sales, costs and expenses, tax rates, cost management, working capital, inventory management, debt levels, capital expenditures, EBITDA, and business opportunities and positioning; strategic plans; stock repurchase plans; supply chain management; rationalization and related initiatives and activities; the impact of rationalization, cost competitiveness and liquidity initiatives; expected or targeted changes in production capacity or levels, operating rates or efficiency in our operations or our competitors' or customers' operations; future prices and demand for our products and changes therein; product quality; diversification, new products, and product improvements and their impact on our business; the integration or impact of acquired businesses; investments and acquisitions that we may make in the future; possible financing (including factoring and supply chain financing) activities; our customers' operations and demand for their products; our position in markets we serve; regional and global economic and industry market conditions and changes therein, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; the impact of accounting changes; and currency exchange and interest rates and changes therein.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, due to various factors, including: adjustments to our announced 2013 fourth quarter and full year results; actual timing of the filing of our Form 10-K with the SEC and potential effects of delays in such filing; failure to achieve EBITDA or other estimates; actual outcome of uncertainties associated with assumptions and estimates used when applying critical accounting policies and preparing financial statements; failure to successfully develop and commercialize new or improved products; adverse changes in inventory or supply chain management; limitations or delays on capital expenditures; business interruptions including those caused by weather, natural disaster, or other causes; delays or changes in, or non-consummation of proposed investments or acquisitions; failure to successfully integrate or achieve expected synergies, performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings or investigations; non-realization of anticipated benefits from, or variances in the cost or timing of, organizational changes, rationalizations and restructurings; loss of market share or sales due to rationalization or pricing activities; negative developments relating to health, safety or environmental compliance or remediation or liabilities; downturns, production reductions or suspensions, or other changes in steel, electronics and other markets we or our customers serve; customer or supplier bankruptcy or insolvency events; political unrest which adversely impacts us or our customers' businesses; declines in demand; intensified competition and price or margin decreases; graphite electrode and needle coke manufacturing capacity increases; fluctuating market prices for our products, including adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; continuing uncertainty over U.S. fiscal policy or condition; continuation of the European debt crisis; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

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* Non-GAAP financial measures. See attached reconciliations.
** Represents mark-to-market accounting treatment of pension and other post-retirement expense. This adjustment does not remove the ongoing pension and other post-retirement expense (service cost, interest cost, expected return on plan assets, etc.) of approximately $4 million in 2012 and 2013.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	As of December 31, 2012	As of December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$17,317	$11,888
Accounts and notes receivable, net of allowance for doubtful accounts of $7,573 as of December 31, 2012 and $6,718 as of December 31, 2013	236,429	199,566
Inventories	513,065	490,414
Prepaid expenses and other current assets	56,190	73,790
Total current assets	823,001	775,658
Property, plant and equipment	1,532,359	1,588,880
Less: accumulated depreciation	698,452	767,895
Net property, plant and equipment	833,907	820,985
Deferred income taxes	6,157	10,334
Goodwill	498,261	496,810
Other assets	136,589	114,061
Total assets	$2,297,915	$2,217,848
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$128,120	$115,212
Short-term debt	8,426	1,161
Accrued income and other taxes	30,923	30,687
Rationalizations	—	18,421
Supply chain financing liability	26,962	9,455
Other accrued liabilities	50,953	40,939
Total current liabilities	245,384	215,875

Long-term debt	535,709	541,593
Other long-term obligations	125,005	97,947
Deferred income taxes	41,966	41,684

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 225,000,000 shares authorized, 150,869,227 shares issued as of December 31, 2012 and 151,929,565 shares issued as of December 31, 2013	1,509	1,519
Additional paid – in capital	1,812,592	1,820,451
Accumulated other comprehensive loss	(280,678)	(292,624)
Retained earnings	66,884	39,625
Less: cost of common stock held in treasury, 16,418,710 shares as of December 31, 2012 and 16,341,311 shares as of December 31, 2013	(249,487)	(247,190)
Less: common stock held in employee benefit and compensation trusts, 76,095 shares as of December 31, 2012 and 87,206 shares as of December 31, 2013	(969)	(1,032)
Total stockholders’ equity	1,349,851	1,320,749
Total liabilities and stockholders’ equity	$2,297,915	$2,217,848

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2012	2013	2012	2013

Net sales	$370,999	$308,502	$1,248,264	$1,166,674
Cost of sales	286,489	303,551	932,460	1,027,608
Gross profit	84,510	4,951	315,804	139,066

Research and development	3,877	1,563	13,796	10,437
Selling and administrative expenses	38,312	23,543	145,540	111,043
Rationalizations	—	5,563	—	20,156
Operating income (loss)	42,321	(25,718)	156,468	(2,570)

Other expense (income), net	371	945	(1,005)	1,698
Interest expense	7,514	8,984	23,247	36,037
Interest income	(83)	(41)	(261)	(203)
Income (loss) before provision for income taxes	34,519	(35,606)	134,487	(40,102)

Provision (benefit) for income taxes	5,880	(7,385)	16,846	(12,843)
Net income (loss)	$28,639	$(28,221)	$117,641	$(27,259)

Basic income (loss) per common share:
Net income (loss) per share	$0.21	$(0.21)	$0.85	$(0.20)
Weighted average common shares outstanding	134,351	135,422	138,552	135,067

Diluted income (loss) per common share:
Net income (loss) per share	$0.21	$(0.21)	$0.84	$(0.20)
Weighted average common shares outstanding	135,437	135,890	139,700	135,415

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2013	2012	2013
Cash flow from operating activities:
Net income (loss)	$28,639	$(28,221)	$117,641	$(27,259)
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	23,428	51,627	81,660	123,397
Rationalization related fixed asset write offs	—	8,010	—	8,010
Deferred income tax benefit	6,224	(19,806)	8,130	(22,369)
Post-retirement and pension plan changes	9,712	(14,012)	13,349	(10,544)
Currency impact	(158)	641	(3,509)	560
Stock-based compensation	1,505	2,097	9,601	8,035
Interest expense	3,279	3,593	12,500	14,052
Insurance recoveries	—	—	4,007	—
Other charges, net	(3,099)	3,505	(16,492)	6,602
Decrease (increase) in working capital*	22,141	52,383	(106,220)	31,980
Increase in long-term assets and liabilities	(3,877)	(8,158)	(19,267)	(15,627)
Net cash provided by operating activities	87,794	51,659	101,400	116,837
Cash flow from investing activities:
Capital expenditures	(34,901)	(23,646)	(127,728)	(86,344)
Insurance recoveries	—	1,500	—	1,500
Proceeds from derivative instruments	765	(738)	7,572	114
Other	73	(1,404)	194	929
Net cash used in investing activities	(34,063)	(24,288)	(119,962)	(83,801)
Cash flow from financing activities:
Short-term debt borrowings (reductions), net	8,251	(3,183)	(5,738)	(7,265)
Revolving Facility borrowings	82,000	32,000	425,000	166,000
Revolving Facility reductions	(442,500)	(53,000)	(587,500)	(171,500)
Proceeds from long-term debt	300,000	—	300,000	—
Principal payments on long-term debt	(43)	(36)	(225)	(225)
Supply chain financing	752	(3,086)	(2,967)	(17,508)
Proceeds from exercise of stock options	65	273	157	448
Purchase of treasury shares	(389)	(981)	(103,445)	(1,825)
Refinancing fees and debt issuance costs	(6,385)	(39)	(6,385)	(560)
Other	5,757	1,475	5,215	(5,210)
Net cash (used in) provided by financing activities	(52,492)	(26,577)	24,112	(37,645)
Net increase (decrease) in cash and cash equivalents	1,239	794	5,550	(4,609)
Effect of exchange rate changes on cash and cash equivalents	(115)	(376)	(662)	(820)
Cash and cash equivalents at beginning of period	16,193	11,470	12,429	17,317
Cash and cash equivalents at end of period	$17,317	$11,888	$17,317	$11,888

* Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable, net	$(31,177)	$6,395	$(5,563)	$37,366
Inventories	28,995	26,305	(67,314)	14,324
Prepaid expenses and other current assets	934	10,840	(2,281)	(209)
Increase (decrease) in accounts payables and accruals	21,614	9,343	(32,759)	(38,198)
Rationalizations	—	4,292	—	18,421
Increase in interest payable	1,775	(4,792)	1,697	276
Decrease (increase) in working capital	$22,141	$52,383	$(106,220)	$31,980

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY AND RECONCILIATION (Dollars in thousands) (Unaudited)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2013	2012	2013
Net sales:
Industrial Materials	$310,110	$236,054	$1,025,571	$909,448
Engineered Solutions	60,889	72,448	222,693	257,226
Total net sales	$370,999	$308,502	$1,248,264	$1,166,674

Segment operating income:
Industrial Materials	39,165	(33,115)	143,268	(22,452)
Engineered Solutions	3,156	7,397	13,200	19,882
Total segment operating income	$42,321	$(25,718)	$156,468	$(2,570)

Reconciling Items:
Rationalizations
Industrial Materials	—	5,043	—	19,389
Engineered Solutions	—	519	—	767
Rationalization related
Industrial Materials	—	39,421	—	42,376
Engineered Solutions	—	3,171	—	3,171
Mark to Market Pension Adjustment
Industrial Materials	5,099	(7,762)	5,099	(7,762)
Engineered Solutions	3,768	(6,597)	3,768	(6,597)

Segment adjusted operating income:
Industrial Materials	44,264	3,587	148,367	31,551
Engineered Solutions	6,924	4,490	16,968	17,223
Total adjusted segment operating income	$51,188	$8,077	$165,335	$48,774

Adjusted operating income margin:
Industrial Materials	14.3%	1.5%	14.5%	3.5%
Engineered Solutions	11.4%	6.2%	7.6%	6.7%
Total adjusted operating income margin	13.8%	2.6%	13.2%	4.2%

NOTE ON RECONCILIATION OF OPERATING INCOME DATA: Adjusted segment operating income is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted segment operating income is generally viewed as providing useful information regarding a segment's operating profitability. Management uses adjusted segment operating income as well as other financial measures in connection with its decision-making activities. Adjusted segment operating income should not be considered in isolation or as a substitute for segment operating income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted segment operating income may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

EBITDA Reconciliation
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		First Half Target	Full Year Target
	2012	2013	2012	2013	2014	2014

EBITDA	$74,617	$32,582	$246,996	$143,844	$50,000 - $65,000	$150,000 - $180,000
Adjustments
Depreciation and amortization	(23,428)	(24,504)	(81,660)	(95,071)	$(45,000)	$(90,000)
Rationalization related depreciation	—	(27,123)	—	(28,326)	(21,000)	(28,000)
Rationalizations	—	(5,563)	—	(20,156)	—	—
Rationalizations - other related charges	—	(15,469)	—	(17,220)	(6,000)	(6,000)
Mark to market adjustment	(8,868)	14,359	(8,868)	14,359	—	—
Operating income	42,321	(25,718)	156,468	(2,570)	(22,000) - (7,000)	26,000 - 56,000
Other (expense) income, net	(371)	(945)	1,005	(1,698)	(1,500)	(3,000)
Interest expense	(7,514)	(8,984)	(23,247)	(36,037)	(18,500)	(37,000)
Interest income	83	41	261	203	—	—
Income taxes	(5,880)	7,385	(16,846)	12,843	25,000 - 16,000	8,000 - (10,000)
Net income	$28,639	$(28,221)	$117,641	$(27,259)	$(17,000) - $(11,000)	$(6,000) - $6,000

NOTE ON EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that GrafTech currently calculates according to the schedule above, using historical or estimated target GAAP amounts as indicated above. GrafTech believes that EBITDA measures are generally accepted as providing useful information regarding a company’s ability to incur and service debt as well as productivity and cash generation. Management uses EBITDA measures as well as other financial measures in connection with its decision-making activities. EBITDA measures should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA measures under its senior secured revolving credit facility or other debt instruments.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

Adjusted Net Income and Earnings Per Share Reconciliation

	For the Three Months Ended December 31, 2012		For the Three Months Ended December 31, 2013
	Income (Loss)	EPS	Income (Loss)	EPS
Total Company
Net income	$28,639	$0.21	$(28,221)	$(0.21)
Rationalizations, net	—	—	3,238	0.02
Rationalization related, net	—	—	29,998	0.23
Mark to market pension adjustment	5,794	0.04	(9,094)	(0.07)
Adjusted net income	$34,433	$0.25	$(4,079)	$(0.03)

	For the Twelve Months Ended December 31, 2012		For the Twelve Months Ended December 31, 2013
	Income (Loss)	EPS	Income (Loss)	EPS
Total Company
Net income	$117,641	$0.84	$(27,259)	$(0.20)
Rationalizations, net	—	—	13,945	0.10
Rationalization related, net	—	—	32,659	0.25
Non-cash discrete tax benefit	(10,475)	(0.07)	—	—
Mark to market pension adjustment	5,794	0.04	(9,094)	(0.07)
Adjusted net income	$112,960	$0.81	$10,251	$0.08

NOTE ON RECONCILIATION OF EARNINGS DATA: Adjusted net income and adjusted earnings per share are non-GAAP financial measures that GrafTech calculates according to the schedule above, using historical GAAP amounts. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted net income and adjusted earnings per share are generally viewed as providing useful information regarding a company's operating profitability. Management uses adjusted net income and adjusted earnings per share as well as other financial measures in connection with its decision-making activities. Adjusted net income and adjusted earnings per share should not be considered in isolation or as a substitute for net income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted net income and adjusted earnings per share may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

Net Debt Reconciliation
	As of December 31, 2012	As of December 31, 2013

Long-term debt	$535,709	$541,593
Short-term debt	8,426	1,161
Supply chain financing	26,962	9,455
Total debt	571,097	552,209
Less:
Cash and cash equivalents	17,317	11,888
Net Debt	$553,780	$540,321

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility or other debt instruments.